Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made as of the first day of March, 2009, by and between the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 1133 Twenty-First Street, N.W., Washington, D.C. (“FAMC” or “Farmer Mac”) and Michael A. Gerber, residing at 3815 Batavia Elba Townline Road, Oakfield, NY 14125 (the “Employee”).

By this Agreement, FAMC and the Employee agree as follows:

1.           Employment.  FAMC employs the Employee, and the Employee accepts employment by FAMC pursuant to this Agreement, as of the date first above written (the “Effective Date”) upon the terms and conditions set forth in this Agreement.

2.           Term. The Employee's employment pursuant to this Agreement shall commence on the Effective Date and shall continue until June 30, 2011 or any earlier effective date of termination pursuant to Section 9 hereof (as it may be extended by mutual agreement of the parties, the “Term”).

3.           Scope of Authority and Employment.

(a)           Scope of Authority.  The Employee shall be employed as an officer of FAMC, with the title of President and Chief Executive Officer.  The Employee shall report directly to the Board of Directors of FAMC (the "Board"), and there shall be no other employee of FAMC with equal or senior authority.  The Employee shall have responsibility for the administrative and operational affairs of FAMC, as set forth in the Bylaws of FAMC, subject to the general supervision and control of the Board.  In addition, the Employee shall have those rights, duties, responsibilities and authority normally reserved for officers with similar positions of similarly situated companies, together with such other rights, duties, responsibilities and authority as may be set forth in said Bylaws.

(b)           Full Time Employment.  The Employee shall devote his best efforts and substantially all his time and endeavor to his duties hereunder, and shall not engage in any other gainful occupation without the prior written consent of the Board; provided, however, that this provision shall not be construed to prevent the Employee from personally, and for his own account or that of members of his immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of FAMC.

(c)           Place of Employment.  The Employee shall be employed to perform his duties under this Agreement at the principal office of FAMC.  Notwithstanding this, it is expected that the Employee shall be required to travel a reasonable amount of time in the performance of his duties under this Agreement.

4.           Compensation.  FAMC will pay to the Employee the following aggregate compensation for all services rendered by the Employee under this Agreement:

(a)           Base Salary.  The Employee will be paid a base salary (the “Base Salary”) during the Term of Five Hundred Thousand Dollars ($500,000) per year, payable in arrears on a bi-weekly basis.  The Base Salary will be reviewed periodically by FAMC and may be increased (but not decreased) in the sole discretion of the Board or the Compensation Committee of the Board.

(b)           Incentive Compensation.  In addition to the Base Salary, the Employee will be eligible to be paid an additional amount (the “Incentive Salary”) during the Term in respect of work performed by during the preceding Planning Year (July 1 through June 30), or portion thereof as follows:

(i)
In respect of the Planning Year ending June 30, 2009, the Incentive Salary shall be paid in two (2) installments, a first installment in the amount of Two Hundred and Eight Thousand Three Hundred and Thirty Three Dollars ($208,333) shall be paid to the Employee by the later of: (a)  ten (10) business days of the Effective Date and (b) five (5) business days of the execution of this Agreement, and a second installment (the "Second Installment") of One Hundred Sixty Six Thousand Six Hundred and Sixty-Seven Dollars ($166,667) shall be paid when annual incentives are paid to FAMC executives generally in the third calendar quarter of 2009.  If the Employee voluntarily resigns his employment with FAMC (other than pursuant to Section 9(e)) or the Employee's employment is terminated by the Employer for cause, in either case on or before February 28, 2010, the Employee shall repay FAMC a portion of the Second Installment equal to the Second installment multiplied  by a fraction, (A) the numerator of which is 365 minus the number of days between March 1, 2009 and the date of the Employee's termination of employment, and (B) the denominator of which is 365.

(ii)	For the Planning Year commencing on July 1, 2009, the Employee will be covered by the Incentive Salary arrangement for such Planning Year applicable to senior executives of FAMC generally.

(iii)
For subsequent Planning Years during the Term, the Employee shall be covered by the Incentive Salary arrangement for such Planning Year applicable to senior executives of FAMC generally, with any Incentive Salary determined pursuant to this sentence payable when annual incentives are paid to FAMC executives generally with respect to such Planning Year and subject to the Employee's continued employment through the applicable date of payment.

(c)           Long Term Incentive Compensation.  In addition to the foregoing, effective as of July 1, 2009, the Employee shall be granted long term incentive compensation in an amount equal to Two Hundred Thousand Dollars ($200,000.00), in a form, and subject to such conditions, as determined by the Board or the Compensation Committee in its sole discretion.

(d)           Base Salary Differential.  The Employee will be paid a one-time lump sum cash payment of Seventy-Two Thousand Nine Hundred Seventeen Dollars ($72,917), payable by the later of: (a)  ten (10) business days of the Effective Date and (b) five (5) business days of the execution of this Agreement.  Such payment is intended to compensate the Employee for the reduced base salary received by the Employee for the period commencing October 1, 2008 through the Effective Date.

(e)           One-Time Signing Bonus.  The Employee will be paid a one-time lump sum cash payment as a signing bonus (the “Signing Bonus”) in the amount of One Hundred and Fifty Thousand Dollars ($150,000.00), payable by the later of: (a)  ten (10) business days of the Effective Date and (b) five (5) business days of the execution of this Agreement.  If the Employee voluntarily resigns his employment with FAMC (other than pursuant to Section 9(e)) or the Employee's employment is terminated by the Employer for cause, in either case on or before February 28, 2010, the Employee shall repay FAMC a portion of the Signing Bonus equal to the Signing Bonus multiplied by a fraction, (A) the numerator of which is 365 minus the number of days between March 1, 2009 and the date of the Employee's termination of employment, and (B) the denominator of which is 365.

5.           Expenses.  FAMC shall reimburse the Employee for his reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including, without limitation, expenses for:  travel; attending business meetings, conventions and similar gatherings; home and portable telephone bills; business entertainment and professional association dues, in each case in accordance with FAMC's policies as in effect from time-to-time. Reimbursement shall be made to the Employee in accordance with FAMC’s standard expense reimbursement protocol after presentation to FAMC of an itemized accounting and documentation of such expenses in accordance with FAMC’s expense reimbursement policies.

6.           Vacation and Sick Leave.  The Employee shall be entitled to four (4) weeks of paid vacation per year, with any vacation exceeding two consecutive weeks requiring the advance approval of the Chairman of the Board.  Vacation rights shall vest on July 10th of each year during the Term, and must be exercised within fourteen (14) months thereafter or forfeited, unless FAMC policy for non-contract employees provides for less restrictive vacation rights carry-over.  The Employee shall be entitled to reasonable and customary amounts of sick leave.

7.           Employee Benefits.   During the Term, FAMC will provide the Employee with all employee benefits regularly provided to employees of FAMC and the following other (or upgraded) benefits: the best level of personal and family health insurance obtainable by FAMC on reasonable terms; an annual medical examination; business travel and personal accident insurance; life insurance in an amount approximately equal to the Employee’s base salary; disability benefits at least equal to statutory benefits in the District of Columbia; participation in the Farmer Mac Money Purchase Plan; and participation in a savings plan established under Section 401(k) of the Internal Revenue Code.  The providers of any insurance will be listed in Best’s Insurance Guide.  All of the foregoing is subject to the limitation that the total cost thereof will not exceed twenty five percent (25%) of the Employee's Base Salary, exclusive of administrative expense.  In the event that such cost limitation would be exceeded in any year, the Employee may be required to select from among the foregoing a group of benefits within that cost limitation.

8.           Relocation Expenses.  The Employee shall relocate his residence from that stated in the first paragraph of this Agreement to the Washington, D.C. metropolitan area.  In lieu of reimbursing the Employee’s moving and ancillary expenses and providing other relocation assistance, FAMC shall pay the Employee a one-time lump-sum cash payment in the amount of Seventy-Five Thousand Dollars ($75,000) to cover packing, moving, and other ancillary expenses, to be paid by the later of: (a) ten (10) business days of the Effective Date and (b) five (5) business days of the execution of this Agreement. Reimbursement for expenses for travel by Employee and his spouse between the current residence in New York and Washington, DC shall also be paid to the Employee promptly following his submission to FAMC of invoices therefor.   Farmer Mac will also reimburse, or pay directly, the Employee’s temporary living expenses in the DC metropolitan area for up to 180 days from the date of execution of this Agreement and, not later than 180 days from the Date of execution of this Agreement, will purchase the residence at the address in the first paragraph for an amount equal to the average of two appraisals by appraisers acceptable to Farmer Mac.

9.           Termination.

(a)           Events of Termination.  The Employee's employment shall be terminated and the employment relationship between the Employee and FAMC shall be severed as set forth below:

(i)           FAMC may terminate the employment of the Employee effective upon notice to the Employee if the Employee dies or is incapacitated or disabled by accident, sickness or otherwise so as to render him (in the opinion of an independent medical consultant selected by the Board in its reasonable discretion) mentally or physically incapable of performing the services required to be performed by him under the terms of this Agreement for a period of at least ninety (90) consecutive days, or for ninety (90) days (whether consecutive or not) during any six-month period.

(ii)           FAMC may terminate the employment of Employee effective upon notice to the Employee at any time for “cause.”  For the purposes of this subsection, “cause” shall mean only:  (A) the Employee’s material breach of an obligation or representation under this Agreement or of any material fiduciary duty to FAMC, or any willful act of fraud or willful misrepresentation or willful concealment to FAMC or the Board, in each case that results or could reasonably be expected to result in material harm to FAMC; (B) the Employee's material failure to adhere to (i) any Code of Conduct in effect from time to time and applicable to officers and/or employees generally or (ii) any written policy, in each case that results or could reasonably be expected to result in material harm to FAMC; (C)  the Employee is convicted of, or pleads guilty or nolo contendere to, any felony or to a misdemeanor involving moral turpitude; (D) the Employee's willful violation of any law relating to his employment with FAMC (including, for the avoidance of doubt, any insider trading law); or (E) conduct by the Employee in connection with his employment hereunder that constitutes willful misconduct or willful neglect, in each case that results or should reasonably be expected to result in material harm to FAMC.   For purposes of this subsection, no act, or failure to act on the Employee's part, shall be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's action or omission was in the best interests of Farmer Mac.   For the avoidance of doubt, termination of the Employee's employment for any reason upon the end of the Term shall not be treated as a termination without Cause for purposes of this Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board duly called and held for the purpose (after five (5) days’ prior written notice to the Employee and an opportunity for him, together with his counsel, to be heard before such meeting of the Board, finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth above in one or more of clauses (A) through (E) of this Section 9(a)(ii) and specifying the particulars in detail.  Such a resolution shall constitute notice of termination hereunder.  In addition, the Board may place the Employee on administrative leave at any time if it is considering whether the Employee's employment may be terminated for cause.  In such event, during the period the Employee is on administrative leave, the Employee shall continue to receive the payments and benefits specified in Sections 4 and 7 hereof.

(iii)           Farmer Mac may terminate the employment of the Employee without “cause” at any time.

(iv)           Notwithstanding the provisions of subsection 9(a)(iii) above, FAMC may terminate the employment of the Employee at any time after the passage by the Board of a resolution authorizing the dissolution of FAMC.  Such termination of the Employee’s employment shall become effective on the later of eighteen (18) months after notice of termination or the date that such dissolution of FAMC becomes final as a matter of law, provided however,  that neither of the following shall be deemed to be a dissolution for purposes of this Agreement:  (1) dissolution of FAMC which becomes final as a matter of law more than twelve (12) months after adoption of the resolution of dissolution; or (2) incorporation, organization or reorganization of a corporation or other business entity which is substantially similar to FAMC and which uses substantially the same assets or equity as FAMC, within twelve (12) months of adoption of the resolution of dissolution.  As used herein, the term “reorganization” shall have the same meaning as in Section 368(a) of the Internal Revenue Code of 1986, as amended.

(b)           Payment of Accrued Compensation.

(i)           Upon termination of the Employee's employment pursuant to preceding subsection (a), the Employee (or his estate or heirs, as the case may be) shall be entitled to receive all Base Salary, annual incentive payments, expense reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of such termination.  With respect to annual incentive payments, the term “accrued” means that the amount of the payment to the Employee has been definitively determined by Farmer Mac but the payment has not been made.  The obligations of FAMC under this subsection (b) shall survive any termination of this Agreement.

(ii)           In the event of the Employee’s voluntary termination of employment hereunder, other than pursuant to Section 9(e) below, FAMC shall not be obligated to make any further compensation payments to Employee beyond those accrued prior to the effective date of such termination.

(c)           Disability Pay.  Upon termination of the Employee's employment pursuant to preceding subsection (a)(i), FAMC shall continue to pay the Employee (or his estate or heirs, as the case may be) for the lesser of twenty-four (24) months or the balance of the Term the difference between the Employee’s current Base Salary and the amount of disability insurance payments received by the Employee under insurance policies provided by FAMC in accordance with this Agreement.

(d)           Severance Pay.  Upon termination of the Employee's employment pursuant to preceding subsection 9(a)(iii) or pursuant to Section 9(e) below, or as a result of the Farmer Mac's decision not to extend the Term pursuant to Section 2 by offering the Employee the right to continue employment pursuant to this Agreement, subject to the Employee's execution of a release of claims mutually agreeable to the parties within five (5) days following such termination and the Employee not revoking such release, FAMC shall pay the Employee within thirty (30) days after such termination an aggregate amount in cash equal to two times the Base Salary.

The amount to be paid by FAMC to the Employee under this Section 9(d) will not be mitigated by any subsequent earnings by the Employee from any other source.

(e)           Constructive Termination.  The Employee may, at his option, terminate his employment with FAMC if FAMC materially breaches its obligations hereunder, the Employee so notifies FAMC of such breach in writing within thirty (30) days after the breach occurs, and FAMC does not remedy such breach within thirty (30) days after receiving such notice. Upon notice to FAMC of his exercise of this option, the Employee shall have the same rights under such a constructive termination as if FAMC had terminated his employment pursuant to the preceding subsection (a)(iii); provided, however, that if FAMC determines that it could have terminated the Employee's employment for "cause," the Employee shall have no right to receive any amounts described in Section 9(d).

10.           Notices.  Any notice given under this Agreement will be sufficient if in writing and either:  (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 1133 Twenty-First Street, N.W., Washington, D.C. 20036, attention Vice President – General Counsel or, in the case of the Employee, 3815 Batavia Elba Townline Road, Oakfield, NY 14125 (or to such other addresses as may be from time to time designated by notice from the recipient party to the other).  Any such notice will be effective upon actual receipt or refusal thereof.

11.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the District of Columbia.

(b)           Waiver.  The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.

(c)           Entire Agreement.  This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and may not be changed or modified except by a written instrument duly executed by or on behalf of the parties hereto.

(d)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective, successors, heirs, personal representatives and assigns.  This subsection is not to be construed to permit the Employee to assign his obligation to perform the duties of his employment hereunder.  This subsection permits FAMC the right to assign this Agreement to a successor entity.

(e)           Severability.  If any term, condition, or provision of this Agreement or the application thereof to any party or circumstances shall, at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of their Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)           Tax Withholding.  All payments here under shall be subject to all applicable tax withholdings.

12.           Agreement Not to Compete with Farmer Mac.  Notwithstanding anything in this Agreement to the contrary, in the event of the termination of the Employee's employment either for cause or at the discretion of the employee, for a period of two years thereafter, the Employee shall not, without the prior written consent of Farmer Mac, directly or indirectly, engage in any business or activity, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder or otherwise, alone or in association with any other person, firm, corporation or other business organization, that directly or indirectly competes with any of the businesses of Farmer Mac in any manner, including without limitation, the acquisition and securitization (for capital market sale) of agricultural mortgage loans or USDA “guaranteed portions” (hereinafter referred to as “Farmer Mac Qualified Loans”); provided, however, that such prohibited activity shall not include the ownership of up to 20% of the common stock in a public company.

13.           Agreement Not to Use Confidential or Proprietary Information.  Farmer Mac and the Employee both recognize that the Employee has access to and acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of Farmer Mac as a result of the Employee's employment or association with Farmer Mac.  The Employee hereby covenants and agrees that he will retain all “Confidential Information” (as defined below) in trust for the sole benefit of Farmer Mac and its successors and assigns.  The Employee hereby covenants further that, in addition to his fiduciary responsibilities as an officer not to disclose certain information of or relating to Farmer Mac, he will not, at any time during or after the term of this Agreement, without the prior written consent of Farmer Mac, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization, or use any such Confidential Information for the Employee's own account or for the account of any other person, except as required in connection with the performance of his services hereunder.  The term “Confidential Information” shall mean any trade secret, data or other confidential or proprietary information related to the business and activities of Farmer Mac.  Notwithstanding the foregoing, Confidential Information shall not include any information that is or becomes a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Employee of this Section 13), or becomes available to the Employee on a non-confidential basis from a source (other than Farmer Mac) that is not bound by a confidentiality agreement and does not breach his or her fiduciary responsibilities.  The provisions of this Section 13 shall survive the termination of this Agreement and the termination of the Employee's employment hereunder.

14.           Agreement Not to Solicit Farmer Mac Employees.  For a period of two years after the termination of the Employee's employment hereunder, the Employee shall not, directly or indirectly, induce any employee of Farmer Mac who is a “member of management” (as defined below) or is directly involved in the acquisition and securitization (for capital market sale) of Farmer Mac Qualified Loans to engage in any activity in which the Employee is prohibited from engaging in under this Agreement, or to terminate such person’s employment with Farmer Mac.  The Employee shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to, lure, entice away or assist others in recruiting or hiring any person who is or was employed by Farmer Mac unless such person shall have ceased to be employed by Farmer Mac for a period of at least six months and is not subject to any non-compete covenants substantially similar in nature to those contained in Section 12 hereof.  “Member of management” means the President, any Senior Vice President, Vice President or the Controller of Farmer Mac.

Federal Agricultural Mortgage Corporation		Employee

By:	/s/ Lowell L. Junkins	/s/ Michael A. Gerber
	Acting Chairman	Michael A. Gerber